Exhibit to Question 77I on Form N-SAR

On December 31, 2009, RBC Funds Trust (the "Trust") issued Class I Shares of beneficial interest in a new series of the Trust called the Mid Cap Value Fund. Class I Shares has the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption that are set forth in the Trust Agreement and Declaration of Trust, as amended.

A description of the Mid Cap Value Fund is incorporated by reference to Post-Effective Amendment No. 32 to the Registration
Statement as filed with the SEC via EDGAR on December 29, 2009.
(Accession No. 0000897101-09-002667).

On February 1, 2010, the Trust issued shares of beneficial interest and in nine new series of the Trust called RBC U.S. Long Government/Credit Fund, RBC U.S. Long Corporate Fund, RBC U.S. Investment Grade Corporate Fund, RBC U.S. High Yield Corporate Fund, RBC U.S. PRisM 1 Fund, RBC U.S. PRisM 2 Fund, RBC U.S. PRisM 3 Fund, RBC U.S. Inflation-Linked Fund and RBC U.S. Securitized Asset Fund. Each share of beneficial interest mentioned in the preceding sentence has the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption that are set forth in the Trust Agreement and Declaration of Trust, as amended.

A description of RBC U.S. Long Government/Credit Fund, RBC U.S. Long Corporate Fund, RBC U.S. Investment Grade Corporate Fund, RBC U.S. High Yield Corporate Fund, RBC U.S. PRisM 1 Fund, RBC U.S. PRisM 2 Fund, RBC U.S. PRisM 3 Fund, RBC U.S. Inflation-Linked Fund and RBC U.S. Securitized Asset Fund is incorporated by reference to Post-Effective Amendment No. 33 to the Registration Statement as filed with the SEC via EDGAR on February 1, 2010. (Accession No. 0000897101-10-000172).